SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Countrywide Credit Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL
PROPOSAL ONE ELECTION OF DIRECTORS
BOARD MEETINGS AND DIRECTOR COMPENSATION
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT AND ETHICS COMMITTEE REPORT
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
PROPOSAL TWO APPROVAL OF AMENDMENT TO THE 2000 STOCK OPTION PLAN OF COUNTRYWIDE CREDIT INDUSTRIES, INC.
PROPOSAL THREE APPROVAL OF AMENDMENT TO ANNUAL CASH BONUS PROVISIONS OF ANGELO R. MOZILO’S EMPLOYMENT AGREEMENT
PROPOSAL FOUR RATIFYING THE SELECTION OF INDEPENDENT ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT AND FORM 10-K
STOCKHOLDER PROPOSALS
OTHER MATTERS

4500 Park Granada

Calabasas, California 91302

April 25, 2002

Dear Stockholder:

      On behalf of the Board of Directors, I cordially invite you to attend the 2002 Annual Meeting of Stockholders of Countrywide Credit Industries, Inc. The meeting will be held on June 12, 2002 at 10:00 a.m. in the Plaza Nueva Room of the Hyatt Westlake Plaza Hotel, 880 S. Westlake Boulevard, Westlake Village, California. The formal notice and proxy statement for this meeting are attached to this letter.

      It is important that you vote your shares as soon as possible. If you hold your shares as a stockholder of record, you may vote by one of the following methods:

(i) by telephone,

(ii) via the internet, or

(iii) by mail,

as instructed on the enclosed proxy card, even if you currently plan to attend the Annual Meeting. You may still attend the Annual Meeting and vote in person if you desire, but voting now will assure that your vote is counted if you are unable to attend.

      If you own your shares through a brokerage account or in another nominee form, please follow the instructions provided on the enclosed Vote Instruction Form. If you plan to attend the Annual Meeting and vote in person, you must obtain a proxy from your broker or nominee and bring that proxy to the Annual Meeting.

      Your vote is important, regardless of the number of shares you own.

      On behalf of the Board of Directors, I thank you for your participation and cooperation.

Sincerely,

ANGELO R. MOZILO
Chairman of the Board

4500 Park Granada

Calabasas, California 91302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 12, 2002

To the Stockholders:

      The 2002 Annual Meeting of Stockholders of Countrywide Credit Industries, Inc. (the “Company”) will be held in the Plaza Nueva Room of the Hyatt Westlake Plaza Hotel, 880 S. Westlake Boulevard, Westlake Village, California, on June 12, 2002 at 10:00 a.m., Pacific Time, and at any adjournment or adjournments thereof, for the following purposes:

1. To elect three directors to serve on the Board of Directors for a term expiring at the 2005 Annual Meeting.

2. To amend the Company’s 2000 Stock Option Plan.

3. To amend Angelo Mozilo’s employment agreement to revise the formula pursuant to which the Company pays his annual cash bonus.

4. To ratify the selection by the Board of Directors of Grant Thornton LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 2002.

5. To transact such other business as may properly come before the meeting and any adjournment thereof.

      Only stockholders of record at the close of business on April 15, 2002 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof.

By Order of the Board of Directors

SANDOR E. SAMUELS
Secretary

Dated: April 25, 2002

      YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE COMPANY ENCOURAGES YOU TO VOTE AS SOON AS POSSIBLE BY ONE OF THREE CONVENIENT METHODS: (i) BY CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD; (ii) BY ACCESSING THE INTERNET SITE LISTED ON THE PROXY CARD; OR (iii) BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. BY VOTING YOUR SHARES PROMPTLY, YOU WILL SAVE THE COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION.

4500 Park Granada

Calabasas, California 91302

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 12, 2002

GENERAL

      This Proxy Statement is furnished to stockholders of Countrywide Credit Industries, Inc. (the “Company”) in connection with the solicitation by its Board of Directors (the “Board”) of proxies to be voted at the 2002 Annual Meeting of Stockholders (the “Meeting”) to be held at the Hyatt Westlake Plaza Hotel, 880 S. Westlake Boulevard, Westlake Village, California, on June 12, 2002 at 10:00 a.m., Pacific Time, and at any adjournment or adjournments thereof. The Company expects to mail its proxy soliciting materials for the Meeting on or about April 29, 2002.

What am I voting on?

      You will be entitled to vote on the following proposals at the Meeting:

•	The election of three (3) directors to serve on the Board for a term expiring at the 2005 Annual Meeting;

•	The amendment of the Company’s 2000 Stock Option Plan to allow for the issuance of restricted stock thereunder;

•	The amendment of Angelo Mozilo’s employment agreement to revise the formula pursuant to which the Company pays his annual cash bonus; and

•	The ratification of the Board’s selection of Grant Thornton LLP as the Company’s independent certified public accountants for the fiscal year ending December 31, 2002.

Who is entitled to vote?

      The Board has set April 15, 2002 as the record date for the Meeting (the “Record Date”). If you were the owner of the Company’s common stock, par value $.05 per share (“Common Stock”), at the close of business on the Record Date, you may vote at the Meeting. Each stockholder of record on the Record Date is entitled to notice of, and to vote at, the Meeting and at any adjournment or adjournments thereof. You are entitled to one vote on each proposal for each share of Common Stock you held on the Record Date.

How many shares must be present to hold the meeting?

      On the Record Date, there were 123,140,985 shares of Common Stock outstanding, with each share entitled to one vote. The presence of a majority of the shares entitled to vote constitutes a quorum, which is required in order to hold the Meeting and conduct business. Shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voted over the internet or by telephone.

How many votes are required to approve each proposal?

      Approval of each proposal requires the affirmative “FOR” vote of a majority of the shares present at the Meeting and entitled to vote on the proposal.

How are votes counted?

      You may either vote for or withhold authority to vote for the election of directors. You may vote for, against, or abstain on the other proposals. If you withhold authority to vote for the election of one or more of the directors nominated for election, it has the same effect as a vote against that director. Abstentions from voting, which may be specified on all matters except the election of directors, will be considered shares present and entitled to vote on a matter and, accordingly, will have the same effect as a vote against a matter. If you hold your shares through a brokerage account or in another nominee form, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a “broker non-vote.” Broker non-votes are included in the determination of the number of shares present and voting; however, they are not considered entitled to vote on the proposal in question, thereby reducing the number of shares needed to approve the proposal. Broker non-votes are not counted as votes for or against a proposal.

How does the Board recommend that I vote?

      The Board recommends that you vote your shares as follows:

•	FOR the election of three (3) directors to serve on the Board for a term expiring at the 2005 Annual Meeting;

•	FOR the amendment of the Company’s 2000 Stock Option Plan to allow for the issuance of restricted stock thereunder;

•	FOR the amendment of Angelo Mozilo’s employment agreement to revise the formula pursuant to which the Company pays his annual cash bonus; and

•	FOR the ratification of the Board’s selection of Grant Thornton LLP as the Company’s independent certified public accountants for the fiscal year ending December 31, 2002.

How do I vote my shares without attending the Meeting?

      If you are a stockholder of record, you may vote by one of the following methods:

(i) by telephone,

(ii) via the internet, or

(iii) by mail,

as instructed on the enclosed proxy card, whether or not you plan to attend the Annual Meeting. You may still attend the Annual Meeting and vote in person if you desire, but voting now will assure that your vote is counted if you are unable to attend.

      Whether you vote (i) by telephone; (ii) via the internet; (iii) by mail or (iv) at the Meeting, the proxies identified on the back of the enclosed proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If no instructions are marked on the proxy card, the shares will be voted as recommended by the Board in this Proxy Statement.

      If you own your shares through a brokerage account or in another nominee form, please follow the instructions provided on the enclosed Vote Instruction Form.

How do I vote my shares in person at the Meeting?

      If you are a stockholder of record, to vote your shares at the Meeting you should bring the enclosed proxy card or proof of identification. If you own your shares through a brokerage account or in another nominee form, to vote your shares at the Meeting you must obtain a proxy from your broker or nominee and bring that proxy to the Meeting.

      Even if you plan to attend the Meeting, we encourage you to vote by internet, telephone or proxy card so your vote will be counted even if you later decide not to attend the meeting.

What does it mean if I receive more than one proxy card?

      It means you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you vote by internet or telephone, vote once for each proxy card you receive.

May I change my vote?

      Yes. You may revoke your proxy and change your vote before it is taken at the Meeting by (i) delivering a written notice of revocation to the attention of the Corporate Secretary of the Company at its above address; (ii) delivering a duly executed proxy bearing a later date (including proxy by telephone or via the internet) or (iii) attending the Meeting and voting in person. As noted above, if you own your shares through a brokerage account or in another nominee form, you cannot vote in person at the Meeting unless you obtain a proxy from the broker or nominee and bring that proxy to the Meeting.

What does it cost the Company to solicit proxy materials?

      The Company will pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and the proxy card or Vote Instruction Form. Following the mailing of this Proxy Statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of Common Stock will be requested to forward proxy soliciting materials to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $10,000.00 plus reimbursement of expenses.

PROPOSAL ONE

ELECTION OF DIRECTORS

      The Company’s Bylaws give the Board the power to set the number of directors at no less than three nor more than fifteen, and the Board has fixed the number of directors at eleven. The Company currently has eleven directors. Directors serve three-year terms, which are staggered to provide for the election of approximately one-third of the Board each year. The terms of the current Class III directors, Angelo R. Mozilo, Stanford L. Kurland and Oscar P. Robertson, will expire at the Meeting. Each of Messrs. Mozilo, Kurland and Robertson has been nominated for election as a Class III director for a new term that will expire at the annual meeting to be held in 2005.

      Each director will be elected by a plurality of the votes cast at the Meeting. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy card to vote for the nominees listed below. In the event that any nominee becomes unavailable for any reason, the proxies will be voted for the election of the person, if any, who is designated by the Board to replace the nominee. The Board does not anticipate that any nominee will become unavailable.

      The following table contains information regarding the nominees and the other incumbent directors.

			Director
Name	Occupation	Age	Since

Nominees for Election — Term Expiring 2002 (Class III)
Angelo R. Mozilo	Chairman of the Board, Chief Executive Officer and President of the Company Calabasas, CA	63	1969
Stanford L. Kurland	Executive Managing Director and Chief Operating Officer of the Company Calabasas, CA	49	1999
Oscar P. Robertson	President, Orchem Inc., Orflex, Ltd. and Orpack Stone Corp. Cincinnati, OH	63	2000
Incumbent Directors — Term Expiring 2003 (Class I)
Jeffrey M. Cunningham	Chairman of Cunningham Partners, Inc. Boston, MA	49	1998
Ben M. Enis	Marketing Consultant Professor Emeritus of Marketing University of Southern California Los Angeles, CA	60	1984
Edwin Heller	Attorney, Of Counsel Fried, Frank, Harris, Shriver & Jacobson New York, NY	72	1993
Gwendolyn S. King	President Podium Prose Washington, D.C.	61	2001
Incumbent Directors — Term Expiring 2004 (Class II)
Henry G. Cisneros	Founder, Chairman and Chief Executive Officer American CityVista San Antonio, TX	54	2001
Robert J. Donato	Executive Vice President, Los Angeles Branch UBS PaineWebber, Inc. Los Angeles, CA	62	1993

			Director
Name	Occupation	Age	Since

Michael E. Dougherty	Co-Founder and Chairman Dougherty Financial Group, LLC Minneapolis, MN	61	1998
Harley W. Snyder	Real Estate Consultant and Private Investor Valparaiso, IN	69	1991

      Angelo R. Mozilo is co-founder of the Company and has been Chairman of the Board of the Company since March 1999, Chief Executive Officer of the Company since February 1998 and President of the Company since March 2000. Prior to his present position, he was Vice Chairman of the Board and Executive Vice President of the Company, positions that he held from the Company’s formation in March 1969. Mr. Mozilo was the 1991-1992 President of the Mortgage Bankers Association of America and currently sits on its Board of Directors. He also serves on the board of the Harvard Kennedy School for Housing Studies. He is a member of the board of trustees at Fordham and Gonzaga Universities.

      Henry G. Cisneros is, and since August 2000 has been, the founder, Chairman and Chief Executive Officer of American CityVista, a joint venture with KB Home to build homes in metropolitan areas. From January 1997 to August 2000, he was President, Chief Operating Officer and a director of Univision Communications Inc., a Spanish language television network. From 1993 to 1997, he served as Secretary of Housing and Urban Development under President Clinton and from 1981 to 1989, he served as Mayor of the City of San Antonio, Texas. Mr. Cisneros is currently a member of the Board of Directors of American CityVista, KB Home, The Enterprise Foundation and the San Antonio Hispanic Chamber of Commerce.

      Jeffrey M. Cunningham has been, since 2001, the Chairman of Cunningham Partners, Inc., a strategic advisor to multinational organizations in the media and technology sectors and, through its subsidiary, Corvida Holdings, Inc., a provider of venture capital services. In 2000 and 2001, he was Managing Director of Schroder Partners, the venture capital arm of the British asset management company, Schroders plc. From November 1998 to April 2000, he was President of the internet media group of CMGI, an Internet venture capital company. Mr. Cunningham was Group Publisher of Forbes, Inc., publishers of Forbes Magazine, where he was employed from 1980 to 1998. He also serves as a director of Genuity, Inc. an Internet services provider, Ptek Holdings, Inc., a communications company, and ExlService.com, Inc., a subsidiary of Conseco Inc.

      Robert J. Donato is Executive Vice President, Los Angeles Branch, of UBS PaineWebber, Inc., where he has been employed since October 1997. From January 1997 through September 1997, he was the President of Freedom Advisors, Inc., an investment advisor company. For more than five years prior thereto, Mr. Donato held the position of Executive Vice President, Director of Regional Institutional Sales for PaineWebber, Incorporated.

      Michael E. Dougherty is co-founder and Chairman of Dougherty & Co. LLC and Dougherty Financial Group LLC, which were formed in 1977. He also controls and operates several asset management, securities and commercial lending businesses, including Segall Bryant & Hamill, Lakeside Investment Partners LLC, The Clifton Group Investment Management Company, Turnstone, LLC and Dougherty Funding LLC. He is a member of the Board of Directors of the University of Minnesota Physicians Group, Definity Health Corporation and Allina Hospitals and Clinics. Mr. Dougherty was the Chairman of Public Securities Association in 1991 and 1992.

      Ben M. Enis is a marketing consultant and Professor Emeritus of Marketing from the University of Southern California. He retired in 1998 as Professor of Marketing at the University of Southern California, a position he had held since 1982. He also is a director of Protection One Alarm Monitoring, Inc., a company that provides security alarm monitoring services for residential and small business subscribers.

      Edwin Heller is an attorney and has been Of Counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson since October 1996. Prior thereto, Mr. Heller was a partner in that law firm for more than 35 years.

      Gwendolyn S. King has been President of Podium Prose, a speakers bureau and speechwriting service, since its founding in 2000. From 1992 to 1998, Ms. King was Senior Vice President of Corporate and Public Affairs for PECO Energy Company (formerly Philadelphia Electric Company), a diversified utility company. From 1989 to 1992, she served as the eleventh Commissioner of the Social Security Administration. From 1986 to 1988, Ms. King worked for The White House as Deputy Assistant to the President of the United States, Director of Intergovernmental Affairs. She serves on the Board of Directors of Lockheed Martin Corporation, Pharmacia Corporation, Monsanto Company, Marsh & McLennan Companies and the National Association of Corporate Directors.

      Stanford L. Kurland has been the Chief Operating Officer of the Company since 1988 and Executive Managing Director since July 2000. From 1989 to July 2000, he was Senior Managing Director. From 1979 to 1989, Mr. Kurland served in a number of other executive positions at the Company, including Chief Financial Officer. Mr. Kurland is also President and Chief Executive Officer, as well as a director, of the Company’s principal operating subsidiary, Countrywide Home Loans, Inc.

      Oscar P. Robertson is the President and Chief Executive Officer of Orchem Inc., a specialty chemical manufacturer founded by him in 1981. He also is the President and Chief Executive Officer of Orflex, Ltd., a flexible packaging manufacturer, Orpack Stone Corp., a corrugated box manufacturer and Oscar Robertson Document Management Services, a document management provider. Mr. Robertson serves on the National Advisory Council of the Salvation Army, the Board of Trustees of the National Lupus Foundation and the NAACP Sports Foundation, and he is an honorary spokesperson for the National Kidney Foundation. From 1960 to 1974, Mr. Robertson was a professional basketball player and was inducted into the Basketball Hall of Fame in 1979.

      Harley W. Snyder is a consultant and private investor in real estate. From April 1997 to February 2000, he served as Senior Vice President, Real Estate, of Whiteco Industries, Inc., a company engaged in outdoor advertising, family entertainment, hotels and restaurants, land development and construction. Mr. Snyder has been the President of S-W Corporation, a land development company, since 1978. He is currently a managing member of Parke & Assoc., LLC, a real estate development company, and a managing partner of Reason Bell Properties, LLC, a commercial property management company. He was a director of Bank One, Merrillville, N.A. from 1990 to 1997 and served on the Board of Trustees of Porter Memorial Hospital from 1989 to 2000. Since 1989, he has served on the Board of Trustees of Valparaiso University and, since October 2001, he has been a director of Porter County Community Foundation. Mr. Snyder was President of the National Association of Realtors in 1983 and has served as a director of that organization since 1972.

      The Board recommends that the stockholders vote FOR each of the nominees.

BOARD MEETINGS AND DIRECTOR COMPENSATION

Board and Committee Meetings

      During the ten month fiscal period ended December 31, 2001(1) (“Fiscal 12/31/01”), the Board held eight meetings, three of which were telephonic. The Board maintains Audit and Ethics, Nominating, Compensation, Strategic Planning, Technology, Governance, Finance and Community Affairs and Fair Lending Committees, each of which holds separate committee meetings. The specific responsibilities of each committee are summarized below. Each Board member attended 75% or more of the meetings held during Fiscal 12/31/01 by the Board and the committees on which he/she served.

      (1) In connection with the Company’s recent acquisition of Treasury Bank, N.A., the Company’s status has been changed to a Financial Holding Company. In response to reporting requirements imposed by the Federal Reserve Board, Countrywide has changed its fiscal year end from February 28 to December 31. As a result, this Proxy Statement and the accompanying Annual Report to Stockholders cover the period from March 1, 2001 to December 31, 2001.

1. The Audit Committee was renamed the Audit and Ethics Committee on February 13, 2002. The Audit and Ethics Committee’s primary function is to assist the Board in overseeing (i) the financial and other information reporting processes of the Company; (ii) the Company’s system of internal controls; and (iii) the Company’s audit, compliance, ethics, accounting and financial reporting processes generally. In carrying out this function, the Audit and Ethics Committee seeks to serve as an independent and objective monitor of the performance of the Company’s financial reporting process and system of internal controls. The Audit and Ethics Committee consults with and reviews the reports and recommendations of the Company’s independent certified public accountants and reports thereon to the Board, meets with the Company’s internal auditors to review policy and procedural matters and meets with management on financial matters. Messrs. Dougherty (Chairman), Cisneros, Donato and Snyder are members of this committee, which met six times during Fiscal 12/31/01.

2. The Nominating Committee considers and recommends to the Board proposals to be presented for action by the Company’s stockholders and considers and reviews issues relating to the Company’s proxy materials and the annual meeting of stockholders, including the consideration of nominations to the Board of Directors submitted by stockholders. Stockholders wishing to nominate directors must comply with Section 12 of the Company’s Bylaws, which require certain information to be provided in connection with the submission of stockholder nominations and set forth certain timing requirements with respect thereto. Messrs. Enis (Chairman) and Cunningham are members of this committee, which met four times during Fiscal 12/31/01.

3. The Compensation Committee reviews, recommends and approves changes to the Company’s executive compensation programs and all compensation actions for Angelo R. Mozilo, Stanford L. Kurland and other executive officers of the Company. The employment agreements, and any amendments thereto, of Messrs. Mozilo and Kurland are considered by the Compensation Committee and ultimately recommended by the Committee to the Board. The Compensation Committee also administers the Company’s equity plans and other benefit plans. Messrs. Snyder (Chairman), Donato and Dougherty are members of this committee, which met nine times during Fiscal 12/31/01.

4. The Strategic Planning Committee examines long range planning objectives facing the Company, assesses strategies that may be used to implement such objectives and analyzes the Company’s role in the general marketplace and the industries in which it operates, as well as other issues relating to the Company’s operations. Messrs. Heller (Chairman), Enis and Robertson are members of this committee, which met three times during Fiscal 12/31/01.

5. The Technology Committee reviews the Company’s progress and role on the Internet, appraises the Company’s technological research and development efforts and monitors the Company’s overall information technology operations. Messrs. Cunningham (Chairman), Robertson and Snyder are members of this committee, which met five times during Fiscal 12/31/01.

6. The Governance Committee reviews and recommends to the Board matters such as organization, structure and operation of the Board and its committees, tenure of Board members, including potential term limits and mandatory retirement ages, and policies and practices concerning management succession and development. Messrs. Dougherty (Chairman), Donato and Heller are members of this committee, which met four times during Fiscal 12/31/01.

7. The Finance Committee was adopted by a resolution of the Board on June 20, 2001. This committee reviews significant policies and proposals of management and makes recommendations to the Board with respect to the Company’s financial condition and long-range financial objectives, the Company’s hedging policies and procedures, debt ratio and other financial coverage ratios, appropriate debt limits, liquidity and cash flows, the timing and adequacy of proposed financing vehicles, and quarterly dividend declarations. Messrs. Donato (Chairman), Cisneros and Cunningham are members of this committee, which met four times between June 20 and December 31, 2001.

8. The Board also formed the Community Affairs and Fair Lending Committee on June 20, 2001. The primary functions of this Committee are: (i) to review major legislative, judicial and regulatory trends and their anticipated effect on the Company’s operations; and (ii) to review and make recommendations to the Board of Directors and/or the Company’s senior management, as appropriate, regarding the Company’s fair lending and community relations initiatives, governmental and industry affairs initiatives and involvement with the Company’s regulators and trade organizations. Messrs. Robertson (Chairman), Cisneros, Enis and Heller are members of this committee, which met two times during the period from June 20 to December 31, 2001.

Compensation of Directors

      Directors who are Company employees are not paid any fees for serving on the Board or its committees.

      Each director who is not an employee of the Company receives an annual fee of $58,500 (payable monthly in arrears for each month during which he/she serves as a director of the Company) for serving on the Board and any of its committees and is entitled to reimbursement for his/her expenses incurred in attending meetings of the Board and its committees. Each such Board member also receives a fee of $950 for each Board meeting attended (excluding telephonic meetings). In addition, the chairman of each committee receives $5,000 per year for serving as chairman. The Company maintains a plan whereby each director who is not an employee of the Company can elect to defer all or a part of his/her director’s fees until a predetermined date, and the Company agrees to credit interest on the amount deferred. Directors who are elected to the Board on or after March 24, 1998 and elect to participate in this plan have interest credited to their respective deferred fees at a rate equal to the Moody’s Seasoned Corporate Bond Index. Directors who were serving as members of the Board prior to March 24, 1998 and elect to participate in this plan may, at their option, have interest credited to their respective deferred fees at a rate equal to either (i) the Moody’s Seasoned Corporate Bond Index or (ii) the Company’s after-tax return on weighted average equity based on the most recently published earnings for a four fiscal quarter period (but limited to a minimum of 50% and a maximum of 150% of the Moody’s Seasoned Corporate Bond Index). Messrs. Cunningham, Donato, Dougherty, Robertson and Snyder deferred fees during Fiscal 12/31/01.

      Each director who is not an employee of the Company is entitled to receive a non-discretionary stock option grant each year. The number of shares subject to the option is determined pursuant to a formula based on earnings per share set out in the applicable stock option plan. These options become exercisable one year after the grant date. On June 1, 2001, each non-employee director serving at that time received a stock option grant of 15,000 shares of the Company’s Common Stock at an exercise price of $39.7750 per share, which was the average of the high and low sales prices of the Company’s Common Stock on the New York Stock Exchange on the date of grant. On March 1, 2001, each non-employee director serving at that time received a grant of 1,000 shares of Common Stock of the Company, pursuant to the approval of the Board in a meeting held on January 18, 2001. These shares are subject to transferability restrictions that will lapse over a three year period in approximately equal increments.

      Each director who is not an employee of the Company may elect to participate in the Company’s group health plans consisting of medical and dental benefits (the “Health Plans”). Messrs. Cunningham, Enis and Donato participate in the Health Plans. The annual cost to the Company for each participating director, net of premium payments made by the director, is $4,964, $2,785 and $3,098 respectively.

      In December 2001, the Board of Directors adopted the Countrywide Credit Industries, Inc. Director’s Charitable Award Program (“CAP”), which is designed to recognize the value in supporting worthy, qualified charities and to enhance the Company’s ability to attract and retain directors with outstanding experience and ability. After having served five years as a director of the Company, and upon the earlier of (i) the tenth anniversary of the director’s retirement or (ii) the death of a director, the Company may contribute $1,000,000 on behalf of each director and $2,000,000 on behalf of the Chairman and Founder, Angelo Mozilo, over a ten-year period. The CAP is funded by life insurance policies on directors, and the program will not result in a material cost to the Company. Directors derive no direct financial benefit from the CAP since all charitable deductions accrue solely to the Company. The Company may terminate the CAP at any time.

Director Emeritus

      Under its Director Emeritus Plan, the Company maintains the position of Director Emeritus for non-employee directors of the Company who have retired from the Board after three years of service. Each such individual who agrees to provide up to five hours per month of advisory and consulting services to the Company and its subsidiaries, as the Board may determine, and to attend meetings as requested by the Board, may serve as Director Emeritus for life. Further, each Director Emeritus is required to refrain from entering into an employment or consulting agreement with, or from supplying any information or materials to, any competitor of the Company or its subsidiaries throughout his or her term.

      The Company’s Director Emeritus Plan further provides that (i) the shares of restricted stock granted to a Director Emeritus during his or her tenure as a director continue to vest as provided in the applicable restricted stock agreements; (ii) a Director Emeritus is entitled to participate in the Company’s Health Plans; and (iii) a Director Emeritus, who, upon request, attends a Board meeting, is entitled to a payment in an amount not less than the then-current per meeting fee payable to non-employee directors of the Company for attending Board meetings plus reasonable expenses incurred in connection with such attendance. In addition, the stock options granted to the Director Emeritus during his or her tenure as a director shall continue to vest, as provided under the Company’s applicable stock option plans.

      Prior to August 2000, each Director Emeritus received compensation paid on a monthly basis for the life of the individual in an amount based on the number of years of service as a director and the amount of director’s fees paid to him during the last month of service as a director prior to his retirement. In August 2000, the Board adopted a resolution discontinuing payment of this monthly compensation to any person who becomes a Director Emeritus following the date of the adoption of the resolution. However, the Company continues to make such payments in the amount of $2,246 per month to Jack L. Bruckner, who retired from the Board in July 1994, prior to the adoption of the resolution. The Company also made such payments in the amount of $3,048 per month to Victor R. Witt, whose retirement in August 1993 also predated the adoption of the resolution, until his death in January 2002. In recognition of Mr. Witt’s long-standing tenure with the Board, the Company agreed to continue making the payment to Mr. Witt’s trust for a period of three months, commencing in February 2002.

EXECUTIVE OFFICERS

      The executive officers of the Company, as of the date of this Proxy Statement, selected at the annual organizational meeting of the Board of Directors held on July 12, 2001, or subsequently appointed, to serve at the pleasure of the Board of Directors, are as follows:

			Employed
Name	Age	Office	Since

Angelo R. Mozilo	63	Chairman of the Board, Chief Executive Officer and President	1969
Stanford L. Kurland	49	Executive Managing Director and Chief Operating Officer	1979
Thomas H. Boone	47	Senior Managing Director and Chief of Global Processing	1984
Carlos M. Garcia	46	Senior Managing Director, Chief of Banking and Insurance Operations	1984
Thomas Keith McLaughlin	44	Senior Managing Director and Chief Financial Officer	1986
David Sambol	42	Senior Managing Director and Chief of Production	1985
Sandor E. Samuels	49	Senior Managing Director, Legal, General Counsel and Secretary	1990

      Angelo R. Mozilo is co-founder of the Company and has been Chairman of the Board of the Company since March 1999, Chief Executive Officer of the Company since February 1998 and President of the Company since March 2000. Prior to his present position, he was Vice Chairman of the Board and Executive Vice President of the Company, positions that he held from the Company’s formation in March 1969.

      Stanford L. Kurland joined the Company as a Senior Vice President in 1979. He served the Company in various executive capacities until July 2000, when he was appointed Executive Managing Director and Chief Operating Officer. He also has been a member of the Board of Directors of the Company since September 1999.

      Thomas H. Boone joined the Company as a Vice President in 1984 and became a Managing Director in 1988. Since joining the Company, he served in a number of executive positions, including head of loan administration and portfolio services. In July 2000, he was elected Senior Managing Director and Chief of Global Processing.

      Carlos M. Garcia joined the Company as Vice President, Finance and Chief Accounting Officer in 1984. He became Senior Vice President in 1986 and Managing Director, Chief Accounting Officer in 1990. Since 1990, Mr. Garcia has served in several executive positions, primarily Chief Financial Officer, and he currently holds the title of Senior Managing Director, Chief of Banking and Insurance Operations of the Company.

      Thomas Keith McLaughlin joined the Company in 1986 as a Financial Analyst. Two years later he was elected to the position of Vice President and Treasurer of the Company. After serving in several other executive positions at the Company, Mr. McLaughlin was promoted in November 2001 to Senior Managing Director and Chief Financial Officer of the Company, a position that includes responsibility for Secondary Marketing.

      David Sambol joined the Company in 1985 and became Managing Director, Capital Markets in July 1994. In July 2000, he was elected Senior Managing Director and Chief of Production of the Company.

      Sandor E. Samuels joined the Company in 1990 as Senior Vice President, General Counsel and Secretary of the Company. He was appointed Managing Director, Legal, General Counsel and Secretary in May 1991. In July 2001, Mr. Samuels was promoted to Senior Managing Director, Legal, General Counsel and Secretary of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

      The following table shows, with respect to each person or entity known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock as of December 31, 2001, (i) the number of shares of Common Stock so owned and (ii) the percentage of all shares outstanding represented by such ownership (based upon the number of shares outstanding as of December 31, 2001).

	Number of	Percent
Name and Address of Beneficial Owner(1)	Shares	of Class

J.P. Morgan Chase & Co.(2)	11,587,335	9.4%
270 Park Avenue
New York, New York 10017
Citigroup Inc.(3)	8,391,578	6.8%
399 Park Avenue
New York, New York 10017

(1)	Based upon Schedules 13G filed with the Securities and Exchange Commission (the “SEC”) for the period ended December 31, 2001.

(2)	J.P. Morgan Chase & Co. filed an amendment to its Schedule 13G reporting an ownership of 12,465,411 shares, or 10.1% of the shares outstanding, as of March 8, 2002.

(3)	Includes shares held by Salomon Smith Barney Inc., Salomon Brothers Holding Company Inc, and Salomon Smith Barney Holdings Inc., all of which are direct or indirect wholly-owned subsidiaries of Citigroup Inc.

Stock Ownership of Management

      The following information sets forth the number of shares of the Company’s Common Stock beneficially owned as of January 31, 2002 by each of the Company’s directors, including the nominees for election as directors, the Company’s Chief Executive Officer and President, and the four other most highly compensated executive officers (the “named executive officers”), and all directors and executive officers as a group.

	Number of	Number of		Percent of
Name or Number of Persons in Group	Shares Owned	Options(1)	Total	Class(2)

Angelo R. Mozilo	292,645 (3)	2,476,401	2,769,046	2.25%
Henry G. Cisneros	0	0	0
Jeffrey M. Cunningham	3,000	32,569	35,569
Robert J. Donato	48,109	41,876	89,985
Michael E. Dougherty	13,000	23,117	36,117
Ben M. Enis	47,346	96,720	144,066
Edwin Heller	6,140	32,569	38,709
Gwendolyn S. King	0	0	0
Stanford L. Kurland	147,584	791,865	939,449
Oscar P. Robertson	1,000	15,000	16,000
Harley W. Snyder	15,285	41,877	57,162
Thomas H. Boone	23,806	276,255	300,061
Carlos M. Garcia	199,929	282,712	482,641
David Sambol	2,381	93,332	95,713
All directors and executive officers as a group (16 persons)	836,257	4,481,746	5,318,003	4.33%

(1)	Represents shares subject to stock options that were exercisable on or before January 31, 2002 or became exercisable within 60 days of January 31, 2002.

(2)	Percentage information is omitted for individuals who own less than one percent of the outstanding shares of Common Stock and shares deemed outstanding due to exercisable options.

(3)	Includes 723 shares owned by Phyllis Mozilo, wife of Mr. Mozilo, as to which Mr. Mozilo disclaims beneficial ownership.

EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid by the Company and its subsidiaries to the named executive officers of the Company for all services in all capacities during the years indicated.

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation			Awards

	Period Under			Other Annual	Stock Option	All Other
Name and Principal Position	Report(1)	Salary(2)	Bonus(3)	Compensation(4)	Shares(5)	Compensation(6)

Angelo R. Mozilo	Fiscal 12/31/01	$1,458,333	$4,653,601	$39,913	1,000,000	$530,455
Chairman of the Board, President	Fiscal 02/28/01	1,650,000	3,756,377	100,000	500,000	470,227
and Chief Executive Officer	Fiscal 02/29/00	1,400,000	4,210,970	39,413	0	469,618
Stanford L. Kurland	Fiscal 12/31/01	766,420	2,368,200	29,125	200,000	109,942
Executive Managing Director and	Fiscal 02/28/01	840,000	1,150,000	0	150,000	103,653
Chief Operating Officer	Fiscal 02/29/00	781,396	1,090,800	31,287	225,000	100,514
David Sambol	Fiscal 12/31/01	490,417	1,578,800	5,350	75,000	38,526
Senior Managing Director and	Fiscal 02/28/01	512,500	1,150,000	0	141,250	32,508
Chief of Production	Fiscal 02/29/00	391,000	808,603	8,768	45,000	33,266
Carlos M. Garcia	Fiscal 12/31/01	388,544	676,518	3,989	50,000	47,746
Senior Managing Director, Chief of	Fiscal 02/28/01	430,562	550,000	0	62,500	42,581
Banking and Insurance Operations	Fiscal 02/29/00	406,000	326,461	5,600	56,250	42,820
Thomas H. Boone	Fiscal 12/31/01	379,181	642,022	6,271	50,000	42,575
Senior Managing Director and	Fiscal 02/28/01	420,187	500,005	0	62,500	40,210
Chief of Global Processing	Fiscal 02/29/00	398,500	331,190	2,866	56,250	53,874

(1)	All amounts shown for the fiscal year ended February 29, 2000 (“Fiscal 02/29/00”) and the fiscal year ended February 28, 2001 (“Fiscal 02/28/01”) represent compensation earned in Fiscal 02/29/00 and Fiscal 02/28/01, respectively. Amounts shown for Fiscal 12/31/01 represent the compensation earned in the ten months ended December 31, 2001.

(2)	Amounts shown for the indicated period include amounts deferred at the election of the named executive officers pursuant to the Company’s 401(k) plan and the Countrywide Credit Industries, Inc. Deferred Compensation Plan.

(3)	Amounts shown represent the dollar value of the bonuses earned by the named executive officers during the indicated period whether or not paid in such period. Bonus amounts shown for Messrs. Mozilo, Kurland and Sambol for Fiscal 12/31/01 were calculated based upon Company earnings during the ten months ended December 31, 2001. Mr. Mozilo’s bonus amount was calculated pursuant to his employment agreement. Mr. Kurland’s and Mr. Sambol’s bonus amounts were calculated pursuant to the Company’s Annual Incentive Plan (the “Annual Incentive Plan”) that was re-approved by the Company’s stockholders at the 2001 annual meeting. The amount of Mr. Kurland’s bonus shown for Fiscal 02/28/01 includes an additional amount that was recommended by the Compensation Committee and approved by the Board in Fiscal 02/28/01 in recognition of Mr. Kurland’s further contributions to the Company not contemplated when the Annual Incentive Plan was approved by stockholders. Bonus amounts shown for Messrs. Garcia and Boone for Fiscal 12/31/01 were calculated based upon Company earnings during a twelve-month period ended February 28, 2002 and then multiplying such bonus amounts by ten-twelfths (10/12). The bonus amounts received by Messrs. Garcia and Boone were awarded pursuant to a bonus plan approved by the Compensation Committee.

(4)	Amounts shown represent the portion of interest accrued on the accounts of the named executive officers with respect to deferred compensation that exceeds 120% of the applicable federal rate. Amount shown for Mr. Mozilo for Fiscal 02/28/01 represents the final installment of his relocation allowance.

(5)	Amounts shown represent the number of option shares granted during the applicable period.

(6)	Amounts shown for Fiscal 12/31/01 consist of the following: (i) Mr. Mozilo: Company contribution to 401(k) Plan — $5,100; Company contribution to deferred compensation account — $247,500; Company paid life insurance premiums — $258,642 (includes life insurance premiums on behalf of Mr. Mozilo that were also reported in the Company’s Proxy Statement dated June 1, 2001); Company paid tax and investment advice — $19,213; (ii) Mr. Kurland: Company contribution to 401(k) Plan — $5,100; Company contribution to deferred compensation account — $64,465; Company paid life insurance premiums — $25,651; Company paid tax and investment advice — $14,726; (iii) Mr. Sambol: Company contribution to 401(k) Plan — $5,100; Company contribution to deferred compensation account — $13,750; Company paid life insurance premiums — $10,730; Company paid tax and investment advice — $8,946; (iv) Mr. Garcia: Company contribution to 401(k) Plan — $5,100; Company contribution to deferred compensation account — $21,788; Company paid life insurance premiums — $11,912; Company paid tax and investment advice — $8,946; and (v) Mr. Boone: Company contribution to 401(k) Plan — $5,100; Company contribution to deferred compensation account — $25,810; Company paid life insurance premiums — $11,665.

      The following table sets forth information on the stock options granted to the named executive officers in Fiscal 12/31/01.

Stock Option Grants in Fiscal 12/31/01

		Individual Grants
	Number of
	Securities	% of Total
	Underlying	Options Granted	Exercise
	Options	to Employees in	Price	Expiration	Grant Date
Name	Granted(1)	Fiscal 12/31/01	($/Share(2))	Date	Present Value(3)

Angelo R. Mozilo	650,000	13.5033	$38.4000	5/31/2011	$8,173,555
	350,000	7.2710	39.7750	6/1/2011	4,558,750
Stanford L. Kurland	200,000	4.1549	39.7750	6/1/2011	2,605,000
David Sambol	75,000	1.5581	39.7750	6/1/2011	976,875
Carlos M. Garcia	50,000	1.0387	39.7750	6/1/2011	651,250
Thomas H. Boone	50,000	1.0387	39.7750	6/1/2011	651,250

(1)	All options become exercisable at the rate of approximately 33.3% on each of the first, second and third anniversaries of the grant date, except in the event of a “Change of Control” as defined in the relevant stock option plan. Upon a Change of Control, all options become immediately exercisable.

(2)	The exercise price is not less than the market value of the Common Stock on the date of grant.

(3)	The present value of the options as of their grant dates was calculated using the Black-Scholes single option model. The assumptions used in the model are: expected volatility of 29.2727%; risk-free rate of return (approximately equal to the five-year Treasury rate at the grant date) of 4.94%; dividend yield of .7001%; and an expected life of five years. No discounting was done to account for non-transferability or vesting. The actual value, if any, a named executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

      The following table sets forth information on stock option exercises by named executive officers during Fiscal 12/31/01 and outstanding options and their value at December 31, 2001. Value is calculated as the excess of the fair market value of the Common Stock over the exercise price of the options at the exercise date or December 31, 2001, as applicable.

Option Exercises and Fiscal 12/31/01 Option Values

			Number of		Value of Unexercised
	Number of		Unexercised Options at		In-the-Money Options at
	Shares		December 31, 2001		December 31, 2001
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Angelo R. Mozilo			2,476,401	1,333,350	$49,046,558	$7,717,774
Stanford L. Kurland			791,865	433,758	11,149,750	2,727,689
David Sambol			93,332	196,669	729,802	1,295,295
Carlos M. Garcia	16,376	485,130	282,712	125,419	4,588,854	827,828
Thomas H. Boone			276,255	124,169	4,605,616	827,828

Pension Plan

      The following table illustrates annual pension benefits under the Company’s Defined Benefit Pension Plan (the “Pension Plan”), assuming the participants retired in 2002 at age 65, payable in the form of a life annuity under various levels of base compensation and years of credited service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts.

Pension Plan Table

	Years of Service

Remuneration(1)	10	15	20	25	30	35

Up to $2,000,000	22,370	37,230	52,100	63,220	78,540	93,870

(1)	Under the Internal Revenue Code of 1986, as amended (the “Tax Code”), commencing January 1, 2000, annual compensation in excess of $170,000 is not taken into account when calculating benefits under the Pension Plan. Accordingly, because all named executive officers receive a base salary in excess of $170,000, benefits payable to the named executive officers under the Pension Plan only vary based on years of credited service.

      The compensation used for Pension Plan purposes is the amount shown in the Salary column of the Summary Compensation Table, subject to the $170,000 limitation under the Tax Code. Benefits are 100% vested after five years of service. Certain provisions in the Pension Plan become effective upon a Change in Control (as defined in the Pension Plan). These provisions prevent the Pension Plan from being amended in a way that would negatively impact participants and allow a participant to become fully vested if terminated for reasons other than Cause (as defined in the Pension Plan) within two years following a Change in Control. The years of credited service under the Pension Plan for the named executive officers are: Angelo R. Mozilo, 33; Stanford L. Kurland, 22; David Sambol, 16; Carlos M. Garcia, 17; and Thomas H. Boone, 17.

      The Company has adopted a Supplemental Executive Retirement Plan (the “SERP”), effective in the fiscal year ended February 28, 1995, designed to provide certain executives with retirement income equal to 70% of their average annual salary determined by averaging the five highest salaried years out of the ten years preceding retirement. In January 1999, the Compensation Committee approved an amendment to reduce the maximum benefit amount to 33.3% of such average annual salary for new participants. Benefits under the SERP are paid for fifteen years and are reduced by benefits the participant receives from (i) payments under the Pension Plan; (ii) the Company’s contributions to the participant’s deferred compensation account; and (iii) pensions of a defined benefit nature from other employers. The estimated annual benefit under the SERP for Messrs. Kurland, Sambol, Garcia and Boone (assuming retirement at age 65 and based on the five-year average salary of each as of December 31, 2001) would be $430,887, $711,000, $269,936 and $183,687, respectively.

      The SERP provides for a lump sum payment to a participant, including a named executive officer, in the event of a participant’s death or a change in control. The lump sum payment is to be made within 60 days after the change in control or receipt by the Compensation Committee of notice of the participant’s death, as the case may be. In such case, the amount paid under the SERP is to be determined, as a present value, as if employment had terminated on the date of death or the date of the change in control, as applicable, and payments had commenced on the participant’s 65th birthday.

      As part of Mr. Mozilo’s employment agreement with the Company, the Company agreed to provide Mr. Mozilo an enhanced retirement benefit under the SERP (the “SERP Agreement”), see “EXECUTIVE COMPENSATION — Employment Agreements” and “COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.” The SERP Agreement is generally governed by the terms of the SERP, with the following exceptions. In all cases other than following termination of Mr. Mozilo’s employment by the Company for cause, the SERP Agreement is designed to provide Mr. Mozilo with annual retirement income equal to 60% of the average of his three highest fiscal years of combined annual base salary and annual bonus during the ten fiscal years preceding his termination of employment with the Company but not to exceed $3,000,000 per year, less the offsets described above in the discussion of the SERP. In the event that Mr. Mozilo’s employment is terminated for cause, he will not be entitled to the SERP Agreement and his benefit will be governed by the terms of the SERP. The estimated lifetime annual benefit under the SERP Agreement for Mr. Mozilo (assuming retirement at age 67, base salary at the levels provided under his employment agreement and continuation of bonuses at the current level) will be $2,200,000.

Employment Agreements

      The Company has entered into employment agreements with Messrs. Mozilo, Kurland, Boone, Garcia, and Sambol that provide for certain compensation, death, disability and termination benefits.

      Effective as of March 1, 2001, the Company entered into an employment agreement with Mr. Mozilo (the “Mozilo Agreement”). The annual cash bonus provisions of the Mozilo Agreement were approved by the Company’s stockholders at the 2000 annual meeting.

      The Mozilo Agreement provides for a fixed employment term commencing as of March 1, 2001 and ending on February 28, 2006, unless earlier terminated in accordance with the terms of the Mozilo Agreement. Upon expiration of such term, or Mr. Mozilo’s earlier termination by the Company without cause or by Mr. Mozilo for Good Reason (as such term is defined in the Mozilo Agreement), the Mozilo Agreement provides that Mr. Mozilo will enter into a five year consulting agreement with the Company that, during its term, shall provide to Mr. Mozilo payment of an annual consulting fee of $400,000, office space, secretarial support, use of a private jet for Company business purposes for up to 100 hours per year, the continuation of financial planning services and payment of Mr. Mozilo’s country club dues. Mr. Mozilo has agreed to serve as a director of the Company during the term of the consulting agreement and prior to a change in control. Following a change in control or failure by the Company to honor its obligations under the consulting agreement, Mr. Mozilo may terminate the consulting agreement. If Mr. Mozilo terminates the consulting agreement by reason of the Company’s failure to honor its obligations thereunder, in addition to the acceleration of his options described below, Mr. Mozilo shall immediately become entitled to the full amount of the consulting fees and the fair market value of the benefits (other than the use of the plane) that otherwise would have been provided during the five year consulting term. Pursuant to the Mozilo Agreement, Mr. Mozilo received a base salary at the annual rate of $1,750,000 in Fiscal 12/31/01. In each fiscal year thereafter, Mr. Mozilo’s base salary is to be increased by an amount not less than $200,000, as determined by the Compensation Committee. The Mozilo Agreement currently provides for additional incentive compensation in each year during the term thereof in the form of an annual cash bonus pursuant to a formula that multiplies the prior year’s bonus by the ratio of the current year’s earnings per share over those of the previous year. The annual cash bonus provision provides that no award shall be payable in respect of any fiscal year in which the earnings per share equals, or is less than, zero. As set forth in PROPOSAL THREE, the Company proposes that the award for the year following a year in which the earnings per share equals, or is less than, zero, would be calculated using the cash bonus from the most recent fiscal year for which a bonus was paid (the “Deemed Base Amount”), multiplied by a fraction, the numerator of which is the earnings per share on a diluted basis of the Company during the relevant fiscal year and the denominator of which is the earnings per share in respect of which the Deemed Base Amount was paid. Mr. Mozilo is also entitled to an option to purchase not fewer than 350,000 shares of the Company’s Common Stock as determined by the Compensation Committee. The Mozilo Agreement provides that all options granted to Mr. Mozilo pursuant to its terms shall vest in full in the event of a change in control (whether during the term of his employment or consulting agreement) or termination of Mr. Mozilo’s employment by reason of death or disability or by Mr. Mozilo for Good Reason or by the Company without cause. Similarly, Mr. Mozilo’s consulting agreement provides that all options granted pursuant to the Mozilo Agreement shall vest by reason of his death or disability during its term or upon termination of the consulting agreement by Mr. Mozilo by reason of the Company’s failure to honor its obligations thereunder. The Mozilo Agreement further provides that, following the events triggering accelerated vesting thereunder or Mr. Mozilo’s retirement at the end of the term, he will be entitled to exercise such options to the extent vested for the remainder of their ten-year term. In addition, the Mozilo Agreement provides Mr. Mozilo and his wife with lifetime medical insurance following termination of his employment other than by the Company for cause. The Mozilo Agreement also provides Mr. Mozilo a supplemental retirement benefit in lieu of his prior benefit under the Company’s SERP. For a more complete description of Mr. Mozilo’s supplemental retirement benefit, see “EXECUTIVE COMPENSATION — Pension Plan.”

      The employment agreements with Stanford L. Kurland, Executive Managing Director and Chief Operating Officer of the Company (the “Kurland Agreement”), and David Sambol, Senior Managing Director and Chief of Production of the Company (the “Sambol Agreement”), are effective as of September 11, 2000 and provide for services through February 28, 2003, as well as certain stock option rights and the continuation of other benefits in the event of a change in control. Pursuant to the Kurland Agreement, Mr. Kurland received a base salary at the annual rate of $945,490 in Fiscal 12/31/01. For the fiscal year ending December 31, 2002 (“Fiscal 2002”), the Kurland Agreement provides that the annual rate of his salary shall be increased by an amount of not less than 5% nor more than 10%, as may be approved by the Board, based on the recommendation of Mr. Mozilo. Pursuant to the Sambol Agreement, Mr. Sambol received a base salary at the annual rate of $605,000 in Fiscal 12/31/01. For Fiscal 2002, the Sambol Agreement provides that the annual rate of his salary shall be increased by an amount of not less than 5% nor more than 10%. The Kurland Agreement and the Sambol Agreement each provides for additional incentive compensation for each fiscal year ending during the term thereof in the form of an annual cash bonus as determined in accordance with the Annual Incentive Plan, which was re-approved by the Company’s stockholders at the 2001 annual meeting. See “EXECUTIVE COMPENSATION — Annual Incentive Plan.” In addition, the Kurland Agreement and Sambol Agreement each provides for additional incentive compensation in the form of grants of stock options under any stock option plans that may exist or come into effect. For each fiscal year ending during the term of the Kurland Agreement, Mr. Kurland will be granted an option to purchase not fewer than 100,000 and not greater than 250,000 shares of the Company’s Common Stock, as determined by the Compensation Committee. For each fiscal year ending during the term of the Sambol Agreement, Mr. Sambol will be granted an option to purchase not fewer than 50,000 and not greater than 125,000 shares of the Company’s Common Stock, as determined by the Compensation Committee.

      The Mozilo Agreement, Kurland Agreement and Sambol Agreement each provides that following a change in control, in the event of termination of the officer’s employment by the Company without cause or by the officer for Good Reason (including a termination for any reason within two years after a change in control in the case of Mr. Mozilo), the officer shall receive a cash severance payment in lieu of any further salary and incentive compensation for periods subsequent to such termination equal to three times the sum of (i) the officer’s annual base salary as of the date of such termination and (ii) the greater of (x) the average of the officer’s aggregate bonus and/or incentive award for each of the two fiscal years preceding the fiscal year of such termination and (y) the bonus and/or incentive award paid to the officer for the fiscal year immediately preceding the date of the change in control. The Company is also required to afford the officer and each of his dependents and beneficiaries, for a period of up to three years, certain other benefits provided to the officer and such other persons prior to the officer’s termination. The Kurland Agreement and Sambol Agreement each further provides that all stock options held by Mr. Kurland and Mr. Sambol on the Termination Date (as defined in the agreements) shall become immediately exercisable.

      The Company entered into employment agreements with Senior Managing Directors Thomas H. Boone and Carlos M. Garcia, effective as of July 1, 2000 (the “Senior Managing Director Agreements”), each of which provides for the services of the individual through February 28, 2003. Each of the Senior Managing Director Agreements also provides for certain compensation, death, disability and termination benefits. Pursuant to the Senior Managing Director Agreements, Mr. Boone and Mr. Garcia received base salaries at annual rates of $467,775 and 479,325, respectively, in Fiscal 12/31/01. In respect of Fiscal 2002, the annual rate of each of their base salaries shall be increased by no less than 5% and no more than 10%. In addition, the Senior Managing Director Agreements provide for incentive compensation, in respect of each fiscal year ending during the term thereof, in the form of an annual cash bonus as determined in accordance with a bonus plan approved by the Compensation Committee. The Senior Managing Director Agreements also provide for additional incentive compensation in the form of stock options under any stock option plans that may exist or come into effect. In respect of each fiscal year ending during the term of the agreements, Messrs. Boone and Garcia will be granted options for no fewer than 20,000 and no greater than 80,000 shares of the Company’s Common Stock, as determined by the Compensation Committee.

      Each of the Senior Managing Director Agreements provides for a severance payment in the event the officer is terminated following a change in control (as defined in each of the agreements) in the amount equal to three times the sum of (i) the officer’s annual base salary and (ii) the total amount of incentive compensation in respect of the fiscal year immediately preceding the termination date (as defined in each of the agreements). In addition, all stock options held by the officer on the termination date shall become immediately exercisable and the Company shall continue to provide certain benefits for three years following the termination date.

      The Mozilo Agreement, the Kurland Agreement, the Sambol Agreement and the Senior Managing Director Agreements provide that, in the event of disability, the officer shall receive annual compensation in an amount equal to (i) 50% of the officer’s then current salary, minus (ii) the amount of any cash payments to the officer under the terms of the Company’s disability insurance or other disability benefit plans or the Company’s Pension Plan and any compensation the officer may receive pursuant to any other employment. These payments are to be made until the earlier of the officer’s death or five years from the date of the disability. The Company is also required to afford the officer and each of his dependents and beneficiaries during the disability period certain other benefits provided to the officer and such other persons immediately prior to the officer’s disability. Under each of these agreements, in the event of the officer’s death during the term of his employment, the Company is required to pay to his beneficiary an amount equal to his salary for 12 months following the date of death and to provide to such beneficiary certain other benefits provided to the officer and his dependents and beneficiaries immediately prior to the officer’s death.

      The Executive Agreements provide the officer with a gross-up payment intended to make the officer whole, on an after-tax basis, for any payments made thereunder that become subject to excise taxes. The Executive Agreements also provide for certain benefits in the event of termination without cause or if the officer terminates his employment under specified conditions.

Annual Incentive Plan

      The Company has in place an Annual Incentive Plan that was re-approved by the Company’s stockholders at the 2001 annual meeting. The purposes of the Annual Incentive Plan are to promote the profitability of the Company, provide officers an opportunity to receive incentive compensation depending upon that profitability and to attract, retain and motivate such individuals. Executive officers of the Company selected by the Compensation Committee of the Board are eligible for awards under the Annual Incentive Plan. During Fiscal 12/31/01, Mr. Kurland and Mr. Sambol were the participating executive officers under the Annual Incentive Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee is composed entirely of “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of section 162(m) of the Tax Code. The Compensation Committee is responsible for reviewing and recommending changes to the Company’s executive compensation programs. It is also responsible for approving any employment agreements between the Company and any Senior Managing Director and making recommendations to the Board regarding the employment agreements between the Company and Mr. Mozilo and Mr. Kurland, and any amendments thereto. The Compensation Committee also administers the Company’s equity plans and other executive benefit plans.

Compensation Philosophy and Objectives

      The Compensation Committee believes that the success of the Company is dependent upon the ability to attract, retain and motivate key individuals. The Compensation Committee is responsible to the Board for ensuring that executive management perform in a manner that furthers the Company’s business strategy and aligns it with the interests of stockholders. The Committee’s philosophy is to compensate executives competitively for total performance in a way that ensures these goals are attained. The compensation program consists of three main components: (i) base salary; (ii) cash incentive compensation and (iii) stock options. Base salary is governed by individual performance, market parity and promotions. Cash incentive compensation is a potential cash award based on the Company’s overall performance and the employee’s individual performance. Stock options are intended to provide a significant incentive to contribute to the long-term growth of the Company from the perspective of an owner with an equity stake in the business.

Employment Agreement for Chairman, Chief Executive Officer and President

      The Mozilo Agreement was developed by the Compensation Committee after analysis of salary and incentive compensation paid to top executives across a wide range of organizations, including financial, industrial and service companies, as well as key mortgage banking related organizations. The Compensation Committee believes that Mr. Mozilo, as a co-founder and Chairman, Chief Executive Officer and President of the Company, has played and continues to play a major and unique role in the development and continued success of the Company. The Compensation Committee was assisted in its development of the Mozilo Agreement by a compensation consulting firm, which advised the Committee that the compensation arrangements for Mr. Mozilo are reasonable. For a description of the terms of the Mozilo Agreement, see “EXECUTIVE COMPENSATION — Employment Agreements” and “EXECUTIVE COMPENSATION — Pension Plan.”

      In light of Mr. Mozilo’s importance to the success and well-being of the Company, the Compensation Committee considered it to be in the best interest of the Company to enter into a fixed-term employment contract with Mr. Mozilo and to secure his continued services through a post-retirement consulting agreement. The Mozilo Agreement provides for a fixed employment term commencing as of March 1, 2001 and ending on February 28, 2006, unless earlier terminated in accordance with the terms of the agreement. Under the Mozilo Agreement, Mr. Mozilo agrees not to resign (other than for Good Reason) during the term of the agreement. The Mozilo Agreement further provides that, upon the expiration of such term, or Mr. Mozilo’s earlier termination by the Company without cause or by Mr. Mozilo for Good Reason, Mr. Mozilo will enter into a five-year consulting agreement with the Company.

Compensation of the Chairman, Chief Executive Officer and President and the Executive Managing Director and Chief Operating Officer

      Compensation for Fiscal 12/31/01 for Mr. Mozilo and Mr. Kurland was determined under their respective employment agreements, which provide for a base salary, cash incentive compensation and stock options. See “EXECUTIVE COMPENSATION — Employment Agreements.”

      In respect of Fiscal 12/31/01, Mr. Mozilo and Mr. Kurland were granted options to purchase 164,500 and 94,000 shares of Common Stock, respectively, which options are exercisable at the rate of approximately

33% on each of the first, second and third anniversaries of the grant date and expire on the tenth anniversary of the grant date. Under the Mozilo Agreement and the Kurland Agreement, the Compensation Committee has the sole discretion to award such stock options to Mr. Mozilo and Mr. Kurland.

      Mr. Mozilo received a cash bonus in respect of the ten-month period ended December 31, 2001 that was calculated by multiplying the prior year’s bonus by a performance ratio obtained by dividing earnings per share for the ten-month period ended December 31, 2001 by earnings per share for the fiscal year ended February 28, 2001.

      Mr. Kurland received a cash bonus in respect of the ten-month period ended December 31, 2001 that was calculated in accordance with the Annual Incentive Plan, which provides that Mr. Kurland will be awarded from 0% to 275% of a specified target bonus, subject to the satisfaction of certain earnings per share and return on equity goals. Earnings per share increased in the ten-month period ended December 31, 2001 compared to the fiscal year ended February 28, 2001, thereby resulting in an increase in the annual incentive paid to Mr. Kurland under the Annual Incentive Plan in respect of the ten-month period ended December 31, 2001.

Compensation of Other Executives

      Mr. Sambol’s incentive compensation was paid according to the Annual Incentive Plan, which provides that Mr. Sambol will be awarded from 0% to 275% of a specified target bonus, subject to satisfaction of certain earnings per share and return on equity goals.

      Base salaries set forth in employment agreements and incentive compensation awarded to other named executive officers were based on the recommendations of senior management consistent with the Compensation Committee’s philosophy and objectives. Consideration was given to the performance of the named executive officer in his or her particular area of responsibility and his or her contribution to the Company. An assessment of the future contributions the executive should be able to make to the Company is also considered. The incentive cash bonuses paid to other executive officers were approved by the Compensation Committee and were based on a plan that was approved by the Compensation Committee.

Stock Options Granted

      The Compensation Committee oversees the determination of the overall number of employee stock options to be granted each year and how those options are to be distributed among the employees.

      During Fiscal 12/31/01, the Compensation Committee granted options to eligible employees (including executive officers) on or about June 1, 2001. The securities underlying these options equaled 3.73% of the outstanding Common Stock of the Company at December 31, 2001. Stock options were also granted to select employees at other times during Fiscal 12/31/01. The total number of securities underlying these stock options equaled approximately ..19% of the outstanding Common Stock of the Company at December 31, 2001.

Deductibility of Compensation

      Section 162(m) of the Tax Code limits the corporate deduction for compensation paid to named executive officers to $1 million unless such compensation qualifies as “performance-based compensation.” It is the policy of the Compensation Committee to develop compensation plans that provide for the payment of compensation that is tax deductible to the Company, while recognizing that the legitimate interests of the Company and its stockholders may at times be better served by compensation arrangements that are not deductible.

      It is intended that the incentive compensation arrangements for Messrs. Mozilo, Kurland and Sambol qualify as “performance-based compensation.” The Compensation Committee recognizes that payments of base salary to Mr. Mozilo will not be deductible to the extent they exceed $1 million but considers this additional amount not to be significant to the Company. The Company’s stock option plans, as previously approved by stockholders, meet the requirements for deductibility.

The Compensation Committee

Harley W. Snyder, Chairman
Robert J. Donato
Michael E. Dougherty

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee consists of Messrs. Snyder (Chairman), Donato and Dougherty. During Fiscal 12/31/01, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, nor was any member of the Compensation Committee formerly an officer of the Company or any of its subsidiaries. Also, during that fiscal year, no executive officer of the Company served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board.

AUDIT AND ETHICS COMMITTEE REPORT

      The following Audit and Ethics Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such report by reference therein.

      The Audit and Ethics Committee currently consists of four members of the Board, each of whom is independent of the Company and its management, as defined by the New York Stock Exchange listing standards. The Audit and Ethics Committee operates under a written charter adopted by the Company’s Board.

      The charter specifies the scope of the Audit and Ethics Committee’s responsibilities and how it is to carry out those responsibilities. The Audit and Ethics Committee has reviewed and discussed the Company’s audited financial statements for Fiscal 12/31/01 with management and with Grant Thornton LLP (“Grant Thornton”), the Company’s independent public accountants. The Audit and Ethics Committee also has discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards). In addition, the Audit and Ethics Committee has received from Grant Thornton the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton its independence from the Company. The Audit and Ethics Committee also has considered whether the provision by Grant Thornton of non-audit services to the Company is compatible with the independence of Grant Thornton.

      Based on the review and discussions referred to above, the Audit and Ethics Committee recommended to the Board that audited financial statements for Fiscal 12/31/01 be included in the Company’s Annual Report on Form 10-K for the same period to be filed with the Securities and Exchange Commission.

The Audit and Ethics Committee

Michael E. Dougherty, Chairman
Henry G. Cisneros
Robert J. Donato
Harley W. Snyder

Audit Fees

      The aggregate fees billed to the Company by Grant Thornton for professional services rendered for the audit of the Company’s annual financial statements for Fiscal 12/31/01 and the reviews of the financial statements included in the Company’s quarterly reports on form 10-Q for Fiscal 12/31/01 were $957,555.

Financial Information Systems Design and Implementation Fees

      There were $34,921 in fees billed by Grant Thornton for professional services rendered for information technology services relating to financial information systems design and implementation for Fiscal 12/31/01.

All Other Fees

      The aggregate fees billed by Grant Thornton for services rendered to the Company during Fiscal 12/31/01, excluding fees for those services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” were $1,281,682. These fees covered a variety of additional services rendered by Grant Thornton, including a tax credit review, accounting research, employee benefit audits, analysis of the bonus plan for the Consumer Markets Division of the Company’s principal operating subsidiary, Countrywide Home Loans, Inc., agreed upon procedures pertaining primarily to pooling and servicing agreements and opinions and comfort letters issued in connection with SEC filings and loan sales.

      A representative of Grant Thornton will be present at the Meeting. He will have an opportunity to make a statement, if he wishes to do so, and will be available to respond to appropriate questions.

PERFORMANCE GRAPH

      The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1996 in each of the Company, the S&P 500 Index and the S&P Financial Index. The results and comparisons shown in the graph below are based upon historical data and are not indicative of, nor intended to forecast future performance of, the Company’s Common Stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG COUNTRYWIDE CREDIT INDUSTRIES, INC., THE S&P 500 INDEX
AND THE S&P FINANCIAL INDEX

Total Return Analysis

	12/31/1996	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001

Countrywide Credit Industries, Inc.	$100.00	$151.33	$178.39	$90.60	$182.66	$150.00
S&P 500 Index	$100.00	$133.32	$171.34	$207.32	$188.43	$164.91
S&P Financial Index	$100.00	$146.51	$161.61	$166.51	$207.41	$186.22

      Source: Carl Thompson Associates www.ctaonline.com (800) 959-9677. Data from BRIDGE Information Systems, Inc.

CERTAIN TRANSACTIONS

      During Fiscal 12/31/01, Mr. Garcia had seven loans outstanding under a plan maintained by the Company, which plan was ratified and approved by the stockholders, to facilitate the exercise of stock options (the “Financing Plan”). His highest aggregate indebtedness to the Company during Fiscal 12/31/01 was $275,678, which amount was outstanding as of December 31, 2001. The seven loans bore interest rates of 5.50%, 5.54%, 5.54%, 3.25%, 5.00%, 5.50% and 5.67%, respectively. Mr. Garcia repaid three of the loans on January 2, 2002, leaving a remaining balance of $141,137.

      During Fiscal 12/31/01, Mr. Samuels had four loans outstanding under the Financing Plan. His highest aggregate indebtedness to the Company during Fiscal 12/31/01 was $238,854, which amount was outstanding as of November 8, 2001. The four loans bore interest rates of 5.11%, 5.62%, 3.25% and 6.41%, respectively. Mr. Samuels repaid the outstanding balance of the loans on November 9, 2001.

      Mr. Heller is Of Counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson. This firm performed services for the Company in Fiscal 12/31/01, and the Company has retained, or otherwise expects to retain, the services of this firm in the fiscal year ending December 31, 2002. Mr. Heller does not receive any compensation in connection with this retention.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO

THE 2000 STOCK OPTION PLAN OF
COUNTRYWIDE CREDIT INDUSTRIES, INC.

      At the Meeting, stockholders will be asked to approve an amendment to the 2000 Stock Option Plan of Countrywide Credit Industries, Inc. (the “Plan”). The Plan was adopted by the Board of Directors on May 10, 2000, and approved by the Company’s stockholders on July 12, 2000.

Proposed Amendment(2)

      On March 20 and April 22, 2002, the Board approved, subject to approval by stockholders at the Meeting, an amendment to the Plan that allows a limited number of shares of Common Stock (“Shares”) authorized under the Plan to be made the subject of grants of Restricted Stock (as hereafter defined) from time to time thereunder. If the amendment to the Plan is approved, the Board will be authorized to grant up to 1,000,000 Shares of Restricted Stock, as well as Options, to Eligible Persons (as hereafter defined) from the Shares authorized under the Plan. The Company is not seeking to increase the total number of Shares authorized for issuance under the Plan.

      One of the Company’s principal methods to attract and retain key employees and directors is the grant of stock options. The Company believes that it is in the best interest of the Company to include Restricted Stock along with Options as long-term incentive awards to be granted to Eligible Persons under the Plan in order to (i) continue to attract and retain key employees and directors; (ii) provide additional incentive and reward opportunities to current employees to encourage them to enhance the profitability of the Company; and (iii) remain at a competitive advantage with other industry leaders who include restricted stock in long-term incentive awards to be granted to employees. As of December 31, 2001, there were 4,472,170 Options to purchase Shares outstanding under the Plan, zero (0) Shares had been exercised under the Plan, and 6,027,830 Shares were available for the grant of new Options and, if this proposed amendment is approved, Restricted Stock under the Plan. On February 12, 2002, the Company granted stock options in respect of 1,913,018 Shares.

      The principal provisions of the Plan, as proposed to be amended, are summarized below.

Description of the Plan

— General

      The Plan shall be renamed the Countrywide Credit Industries, Inc. 2000 Equity Incentive Plan.

      The Plan is applicable to U.S. employees and non-employee directors of the Company and its subsidiaries and affiliates and has been adapted to allow for the award of Options and Restricted Stock (collectively, “Awards”) to employees in the United Kingdom. The Plan may be further adapted to allow Awards to be awarded to other non-U.S. employees and directors (together with Awards granted to employees in the United Kingdom, “Foreign Award Grants” below).

      The Plan authorizes the grant and issuance of Awards, including Options intended to qualify as incentive stock options (“ISO”) under Section 422 of the Internal Revenue Code (the “Tax Code”). Awards granted under the Plan may, but need not, qualify for an exemption from the “short swing liability” provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 and/or qualify as “performance-based compensation” that is exempt from the $1 million limitation on the deductibility of compensation under Section 162(m) of the Tax Code.

      (2)All capitalized terms not defined in this PROPOSAL TWO shall have the same meanings as set forth in the Plan.

      The preceding definitions and provisions apply to Awards granted under the Plan to U.S. employees and non-employee directors of the Company and its subsidiaries and affiliates. With respect to Foreign Award Grants, such grants will be made in a manner consistent with the intent of the Plan and the particular laws or applicable customs or rules of the relevant jurisdiction outside of the United States (see “Foreign Award Grants” below).

— Shares Available

      The Plan will be in effect until July 11, 2010 and no Award may be granted under the Plan after that date. A maximum of 10,500,000 shares of Common Stock may be issued under the Plan, subject to adjustment in the event of a Fundamental Change.

— Eligibility

      Any employee of the Company or a Subsidiary, or any non-employee director of an affiliated company (“Non-employee Affiliate Director) designated by the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) as eligible to receive Awards subject to the conditions set forth in the Plan is eligible to receive a grant of an Award under the Plan (an “Eligible Person”). A “Ten-Percent Stockholder” is an Eligible Person, who, at the time an ISO is granted to him or her, owns (within the meaning of Section 422(b)(6) of the Tax Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or of a parent or a subsidiary. For purposes of the formula grant provisions under the Plan, an “Eligible Person” also includes a director of the Company who is not an employee (a “Non-employee Director”). A “Grantee” is any current or former Eligible Person to whom an Award has been granted and a “Participant” is any Grantee and any person (including any estate) to whom an Award has been assigned or transferred pursuant to the Plan.

— Administration

      Subject to the express provisions of the Plan, the Compensation Committee has broad authority to administer and interpret the Plan, including, without limitation, authority to determine who is eligible to participate in the Plan and to which of such persons to grant Awards, and when Awards are granted under the Plan, to determine the number of shares of Common Stock subject to Awards, to establish and verify the extent of satisfaction of any performance goals applicable to Awards, to prescribe and amend the terms of documents evidencing Awards made under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan.

      With respect to Foreign Award Grants, the Compensation Committee has the broad authority to prescribe and amend the terms of documents evidencing such grants without the prior approval of the Board; provided that action taken pursuant to this authority is consistent with the intent of the Plan and is for the limited purpose of complying with the particular laws or applicable customs or rules of the relevant jurisdiction outside of the United States.

— Terms and Conditions of Options

      Subject to the express provisions of the Plan, the Compensation Committee has discretion to determine the vesting schedule of Options, the events causing an Option to expire, the number of shares subject to any Option, the restrictions on transferability of an Option, and such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Compensation Committee. Options granted under the Plan may be either ISOs or Options not intended to qualify as ISOs (“NQSOs”).

      The exercise price for Options may not be less than 100% of the Fair Market Value of the Company’s Common Stock on the date the Option is granted, except (i) the exercise price of an Option may be higher or lower in the case of Options granted to employees of a company acquired by the Company in assumption and substitution of options held by such employees at the time such company is acquired and (ii) in the event an employee is required to pay or forego the receipt of any cash amount in consideration of receipt of an Option, the exercise price plus such cash amount shall equal or exceed 100% of the Fair Market Value of the

Company’s Common Stock on the date the Option is granted. On April 15, 2002, the Fair Market Value of a share of Common Stock was $45.54. Without the approval of stockholders, the Company shall not reprice any Options.

      The exercise price of an Option may be paid through various means specified by the Compensation Committee including by (i) personal, certified or cashier’s check, (ii) shares of capital stock of the Company that have been held by the Participant for such period of time as the Compensation Committee may specify, (iii) other property deemed acceptable by the Compensation Committee or (iv) any combination of (i) through (iii). Any Shares transferred to the Company as payment of the purchase price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option.

      The Term of each Option granted under the Plan, including any ISOs, shall be for a period of years from the date of grant set forth in the Option Document, but in no event shall the Term of an Option extend beyond ten years from the date of grant (five years in the case of an ISO granted to a Ten-Percent Stockholder).

      Upon termination of an Optionee’s employment with the Company for any reason other than death, Disability, Cause or Retirement, the Optionee may, within three months after his or her termination, exercise those Options that were exercisable as of the date of termination.

— Terms and Conditions of Restricted Stock

      Subject to the express provisions of the Plan and, more specifically, the proposed Fifth Amendment to the 2000 Stock Option Plan of Countrywide Credit Industries, Inc. (the “Amendment”), the Compensation Committee and/or the Board may grant Shares of Restricted Stock to Eligible Persons. In connection with its granting of Restricted Stock under the Plan, the Compensation Committee has discretion to determine the restrictions on transferability of Shares of Restricted Stock and such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Compensation Committee. Unless otherwise determined by the Compensation Committee, any Share of Restricted Stock that is not issued in lieu of cash compensation will have a minimum three-year vesting schedule. Until restrictions upon Shares of Restricted Stock have lapsed in accordance with their terms and conditions, a Grantee shall not be entitled to sell, transfer or otherwise hypothecate such Shares.

      Unless otherwise determined in the discretion of the Compensation Committee, upon the termination of a Grantee’s employment with the Company, all Shares of Restricted Stock with restrictions that have not lapsed prior to the date of such termination shall be forfeited upon the termination date.

— Change of Control

      In connection with a Corporate Change, (i) Restrictions upon Shares of Restricted Stock shall immediately lapse, (ii) Options will become immediately and fully exercisable, and (iii) an Optionee shall be permitted to surrender for cancellation within sixty (60) days after such Corporate Change, any Option or portion of an Option to the extent not yet exercised and the Optionee will be entitled to receive a cash payment in an amount equal to the excess, if any of (x) (A) in the case of an NQSO, the greater of (1) the Fair Market Value, on the date preceding the date of surrender of the Shares subject to the Option or portion thereof surrendered or (2) the Adjusted Fair Market Value of the Shares subject to the Option or portion thereof surrendered or (B) in the case of an ISO, the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered, over (y) the aggregate purchase price for such Shares under the Option or portion thereof surrendered; provided however, that in the case of an Option granted within six months prior to the Corporate Change to any Optionee who may be subject to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, such Optionee shall be entitled to surrender for cancellation his or her Option during the 60 day period commencing upon the expiration of six months from the date of grant of any such Option.

— Amendments and Termination

      The Board may amend, alter or discontinue the Plan or any document evidencing an Award made under the Plan, but no such amendment shall, without the approval of the stockholders of the Company: (i) increase the maximum number of Shares of Common Stock for which Awards may be granted under the Plan; (ii) reduce the price at which Awards may be granted below the price provided for in the Plan; (iii) reduce the exercise price of outstanding Options; or (iv) extend the term of the Plan. Notwithstanding the foregoing, no amendment shall be made, without the consent of the Grantee, that would impair any option previously granted under the Plan or would deprive any Grantee of any shares that he or she may have acquired through or as a result of the Plan. No Awards shall be granted pursuant to the Plan more than ten years after the effective date of the Plan.

— Initial Grants

      The Compensation Committee has full discretion to determine the timing and recipients of any grants of Awards under the Plan and the number of Shares subject to any such Awards that may be granted under the Plan, subject to an annual limitation on the total number of Awards that may be granted to any Grantee. Therefore, the benefits and amounts that will be received by each of the named executive officers, the executive officers as a group, the Non-employee Directors, the Non-employee Affiliate Directors and all other employees determined eligible under the Plan are not presently determinable.

— U.S. Federal Income Tax Consequences of Options

      The following discussion of the U.S. federal income tax consequences of Option grants to U.S. employees, Non-employee Directors and Non-employee Affiliate Directors under the Plan is intended to be a summary of applicable U.S. federal law as currently in effect. State and local tax consequences may differ, and tax laws may be amended or interpreted differently during the term of the Plan or of Options thereunder. Further, the tax consequences under laws or applicable customs or rules of foreign jurisdictions will also differ.

      Because the U.S. federal income tax rules governing Options and related payments are complex and subject to frequent change, and they depend on the Participant’s individual circumstances, Participants are advised to consult their tax advisors prior to exercise of Options or other dispositions of stock acquired pursuant to Options.

      ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Tax Code. NQSOs need not comply with such requirements.

      An Optionee is not taxed on the grant or, except as described below, exercise of an ISO. The difference between the exercise price and the Fair Market Value of the Shares on the exercise date will, however, be a positive adjustment for purposes of the alternative minimum tax, and thus an Optionee could be subject to the alternative minimum tax as a result of the exercise of an ISO. If an Optionee holds the Shares acquired upon exercise of an ISO for at least two years following the Grant Date and at least one year following exercise, the Optionee’s gain, if any, upon a subsequent disposition of such Shares is long-term capital gain. If an Optionee disposes of Shares acquired pursuant to exercise of an ISO before satisfying the one and two year holding periods described above, the Optionee may recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be (i) the amount realized on disposition less the Optionee’s adjusted basis in the Shares (usually the exercise price) or (ii) the difference between the Fair Market Value of the Shares on the exercise date and the exercise price. The balance of the consideration received on such a disposition will be long-term capital gain if the stock had been held for at least one year following exercise of the ISO. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the Optionee’s disposition of the Shares after satisfying the holding period requirements described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the Optionee disposes of the Shares in an amount equal to the ordinary income recognized by the Optionee.

      An Optionee is not taxed on the grant of an NQSO. On exercise, however, the Optionee recognizes ordinary income equal to the difference between the Option price and the Fair Market Value of the Shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the Optionee as ordinary income. Any gain on subsequent disposition of the shares is long-term capital gain if the Shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

      Special rules will apply in cases where a recipient of an Option pays the exercise or purchase price of the Option or applicable withholding tax obligations under the Plan by delivering previously owned Shares or by reducing the number of Shares otherwise issuable pursuant to the Option. The surrender or withholding of such Shares will in certain circumstances result in the recognition of income with respect to such Shares or a carryover basis in the Shares acquired and may constitute a disposition for purposes of applying the ISO holding periods discussed above. The Company generally will be entitled to withhold any required taxes in connection with the exercise or payment of an Option and may require the Participant to pay such taxes as a condition to exercise of an Option.

      The terms of the documents pursuant to which Options are made under the Plan provide for accelerated vesting or payment of an Option in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the Optionee, certain amounts with respect to such Option may constitute “excess parachute payments” under the “golden parachute” provisions of the Tax Code. Pursuant to these provisions, an Optionee will be subject to a 20% excise tax on any “excess parachute payments,” and the Company will be denied any deduction with respect to such payments.

      As described above, Options granted under the Plan may qualify as “performance-based compensation” under Section 162(m) of the Tax Code in order to preserve federal income tax deductions by the Company with respect to any compensation required to be taken into account under Section 162 of the Tax Code that is in excess of $1,000,000 and paid to a Covered Employee (as defined in Section 162 of the Tax Code). Compensation for any year that is attributable to an Option granted to a Covered Employee and that does not so qualify may not be deductible by the Company to the extent such compensation, when combined with other compensation paid to such employee for the year, exceeds $1,000,000.

      Adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote on the matter at this Meeting.

      The Board recommends that the stockholders vote FOR this proposal.

PROPOSAL THREE

APPROVAL OF AMENDMENT TO ANNUAL CASH BONUS PROVISIONS

OF ANGELO R. MOZILO’S EMPLOYMENT AGREEMENT

      The Mozilo Agreement, as currently written, contains annual cash bonus provisions that do not reflect the true intent of the Company and Mr. Mozilo at the time they executed the agreement. To the extent the Company’s earnings per share in any year ever equals, or is less than, zero, the current annual cash bonus provisions would effectively be invalidated, and Mr. Mozilo would never again be entitled to a bonus under the Mozilo Agreement, irrespective of future earnings. Accordingly, the stockholders will be asked to approve an amendment to the Mozilo Agreement in order to revise the formula pursuant to which the Company pays his annual cash bonus to accurately reflect the parties’ intent. Stockholder approval of the amendment to the annual cash bonus provisions of the Mozilo Agreement is required in order for amounts paid thereunder not to be subject to the deduction limitation of Section 162(m) of the Tax Code. See “EXECUTIVE COMPENSATION — Employment Agreements.”

      Section 162(m) of the Tax Code generally disallows a federal income tax deduction to any publicly-held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year (the “Covered Employees”). Section 162(m), however, does not disallow a federal income tax deduction for qualified “performance-based compensation,” the material terms of which are disclosed to and approved by stockholders. The Company has structured the annual cash bonus provisions with the intention that compensation resulting therefrom would be qualified “performance-based compensation.”

      One of the purposes of the Mozilo Agreement is to provide an incentive to Mr. Mozilo to dedicate himself to the financial success of the Company as measured based on objective financial criteria. To this effect, the annual cash bonus provision of the Mozilo Agreement provides for an annual cash bonus to Mr. Mozilo for each fiscal year during the term of the Mozilo Agreement equal to the amount of the annual cash bonus paid to Mr. Mozilo in the previous fiscal year, multiplied by a fraction, the numerator of which is the earnings per share on a fully diluted basis of the Company during such current fiscal year and the denominator of which is the earnings per share for the previous fiscal year. The earnings per share will be adjusted proportionately in the event the Company (i) declares a stock dividend on its Common Stock; (ii) subdivides its outstanding Common Stock; (iii) combines the outstanding shares of its capital stock into a smaller number of common stocks; or (iv) issues any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation).

      The annual cash bonus provision currently provides that no award shall be payable in respect of any fiscal year in which the earnings per share equals, or is less than, zero. It is proposed that the award for the year following a year in which the earnings per share equals, or is less than, zero, would be calculated using the cash bonus from the most recent fiscal year for which a bonus was paid (the “Deemed Base Amount”), multiplied by a fraction, the numerator of which is the earnings per share on a diluted basis of the Company during the relevant fiscal year and the denominator of which is the earnings per share in respect of which the Deemed Base Amount was paid. The Compensation Committee of the Board is authorized to reduce the amount of the cash bonus in the event there is a substantial distortion in earnings per share resulting from an acquisition, divestiture or change in accounting standards.

      While the Mozilo Agreement can be amended, in any respect, without stockholder approval, as noted above, amendment to the annual cash bonus provisions of the Mozilo Agreement requires stockholder approval in order for amounts paid thereunder not to be subject to the deduction limitation of Section 162(m) of the Tax Code.

      Adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote on the matter at this Meeting.

      The Board recommends that the stockholders vote FOR this proposal.

PROPOSAL FOUR

RATIFYING THE SELECTION OF INDEPENDENT ACCOUNTANTS

      The Board, acting at the recommendation of the Audit and Ethics Committee, has selected the accounting firm of Grant Thornton to audit the Company’s financial statements for, and otherwise act as the Company’s independent certified public accountants with respect to, Fiscal 2002.

      Grant Thornton has continuously acted as independent certified public accountants for the Company in respect of its fiscal years commencing with the fiscal year ended February 28, 1974. In accordance with the Board’s resolution, its selection of Grant Thornton for the current fiscal year is being presented to stockholders for ratification at the Meeting. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the Meeting will constitute such ratification. The Company has been advised that neither Grant Thornton nor any of its partners has any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries, nor has had any connection during the past three years with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

      Grant Thornton advised the Company that from May 6, 1999 through July 10, 2000, benefit plans managed by a third-party brokerage firm for the benefit of Grant Thornton’s employees and partners owned a total of 610 shares of the Company’s Common Stock. Grant Thornton reported this ownership to the SEC in connection with its voluntary participation in the SEC’s auditor independence “look-back” testing program. Given a concern in the SEC that such ownership raised an issue as to Grant Thornton’s independence, Grant Thornton carefully evaluated whether these purchases of 610 shares of the Company’s Common Stock impaired its independence. Grant Thornton advised the Company that, notwithstanding the third-party brokerage firm’s purchase of the Company’s Common Stock on behalf of its benefit plans, Grant Thornton has concluded that it is independent with respect to the Company, that it still intends to sign audit opinions and that it further consents to the incorporation by reference of audit opinions as necessary in connection with documents filed by the Company with the SEC and other third parties.

      A representative of Grant Thornton will be present at the Meeting. He will have an opportunity to make a statement, if he wishes to do so, and will be available to respond to appropriate questions.

      Adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote on the matter at this Meeting.

      The Board recommends that the stockholders vote FOR this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to report their ownership of and transactions in the Company’s Common Stock to the SEC and the New York Stock Exchange. Copies of these reports are also required to be supplied to the Company. Specific dates for filing these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during Fiscal 12/31/01. Based solely on its review of the copies of the reports received by it, the Company believes that all such filing requirements were satisfied.

ANNUAL REPORT AND FORM 10-K

      The Annual Report to Stockholders, containing the consolidated financial statements of the Company for Fiscal 12/31/01, accompanies this Proxy Statement.

      Stockholders may obtain without charge a copy of the Company’s Annual Report on Form 10-K for Fiscal 12/31/01, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to Investor Relations, Countrywide Credit Industries, Inc., 4500 Park Granada, MSN CH-19, Calabasas, California 91302-1613, (818) 225-3550. A list of exhibits is included in the Form 10-K and exhibits are available from the Company upon the payment to the Company of the costs of furnishing them.

STOCKHOLDER PROPOSALS

      Any proposal that a stockholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the 2003 Annual Meeting of Stockholders must be received by the Company no later than December 26, 2002. Any other proposal that a stockholder wishes to bring before the 2003 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 26, 2002. All proposals must comply with the applicable requirements or conditions established by the SEC and Article II, Section 13 of the Company’s Bylaws, which requires among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to the Secretary of the Company at 4500 Park Granada, MSN CH-11A, Calabasas, California 91302. The persons designated as proxies by the Company in connection with the 2003 Annual Meeting of Stockholders will have discretionary voting authority with respect to any stockholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

      The Board knows of no matters other than those listed in the attached Notice of Annual Meeting that are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

By Order of the Board of Directors

SANDOR E. SAMUELS
Secretary

April 25, 2002

COUNTRYWIDE CREDIT
INDUSTRIES, INC.

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•	Use any touch-tone telephone	OR	•	Go to the website address listed above	OR	•	Mark, sign and date your Proxy Card.
•	Have your Proxy Form in hand		•	Have your Proxy Form in hand		•	Detach card from Proxy Form.
•	Enter the Control Number located in the box below		•	Enter the Control Number located in the box below		•	Return the card in the postage-paid envelope provided.
•	Follow the simple recorded instructions		•	Follow the simple instructions.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

CONTROL NUMBER FOR
TELEPHONE OR INTERNET VOTING

1-866-257-2289
CALL TOLL-FREE TO VOTE

-   DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET   -

☐	Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope	☒	Votes must be indicated (x) in Black or Blue ink

Unmarked proxies shall be voted FOR Proposals 1-4 unless specified to the contrary.

1.	Election of Directors

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees: 01-Angelo R. Mozilo, 02-Stanford L. Kurland, 03-Oscar P. Robertson.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).
*Exceptions _________________________________________________________________

		FOR	AGAINST	ABSTAIN
2.	To amend the Company’s 2000 Stock Option Plan	☐	☐	☐

3.	To amend Angelo Mozilo’s employment agreement to revise the formula pursuant to which the Company pays his annual cash bonus.	☐	☐	☐

4.	To ratify the selection of Grant Thornton LLP as the independent certified public accountants of the Company for the fiscal year ending December 31, 2002.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting.

S C A N L I N E

NOTE: Please date and sign exactly as the name appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. Executors, trustees, etc. should give full title as such.

Date	Share Owner sign here	Co-Owner sign here

3393

COUNTRYWIDE CREDIT INDUSTRIES, INC.
P R O X Y
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
JUNE 12, 2002

     The undersigned hereby appoints Angelo R. Mozilo and Stanford L. Kurland, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of Countrywide Credit Industries, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Westlake Plaza Hotel, 880 S. Westlake Boulevard, Westlake Village, California on June 12, 2002 at 10:00 a.m. and any adjournments thereof.

     Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated April 25, 2002 is hereby acknowledged.

     (continued and to be signed on reverse side.)

To change your address, please mark this box	☐	COUNTRYWIDE CREDIT INDUSTRIES, INC. P.O. BOX 11148
I PLAN TO ATTEND MEETING	☐	NEW YORK, N.Y. 10203-0148